Exhibit 4.3

CLIFFORD CHANCE LLP

EXECUTION VERSION

WESTERN POWER DISTRIBUTION PLC

£500,000,000

3.625 PER CENT. NOTES DUE 2023

SUBSCRIPTION AGREEMENT

THIS AGREEMENT is made on 3 November 2015

BETWEEN

(1)	WESTERN POWER DISTRIBUTION PLC (the “Issuer”);

(2)	BANCO SANTANDER, S.A., BARCLAYS BANK PLC (“Barclays”), LLOYDS BANK PLC and RBC EUROPE LIMITED, (together, the “Joint Lead Managers”); and

(3)

HSBC BANK PLC, MITSUBISHI UFJ SECURITIES INTERNATIONAL PLC, MIZUHO INTERNATIONAL PLC and THE ROYAL BANK OF SCOTLAND PLC (each a “Co-Lead Manager” and together with the Joint Lead Managers, the “Managers”).

WHEREAS

(A)	The Issuer has authorised the creation and issue of £500,000,000 in aggregate principal amount of 3.625 per cent. Notes due 2023 (the “Notes”).

(B)

The Notes will be in bearer form and in denominations of £100,000 and integral multiples of £1,000 in excess thereof up to and including £199,000. The Notes will initially be in the form of a temporary global note (the “Temporary Global Note”), which will be exchangeable for interests in a permanent global note (the “Permanent Global Note”) in the circumstances specified in the Temporary Global Note. The Permanent Global Note will in turn be exchangeable for notes in definitive form (“Definitive Notes”), with interest coupons (“Coupons”) attached, in the circumstances specified in the Permanent Global Note.

(C)

The Notes will be issued subject to, and have the benefit of, a trust deed (the “Trust Deed”), a draft of which is in the agreed form and to which will be scheduled the forms of the Temporary Global Note, the Permanent Global Note and any Definitive Notes. The Trust Deed will be made between the Issuer and HSBC Corporate Trustee Company (UK) Limited (the “Trustee”) as trustee for the holders of the Notes from time to time.

(D)	The Issuer will, in relation to the Notes, enter into an agency agreement (the “Agency Agreement”) with HSBC Bank Plc (the “Principal Paying Agent”) and the Trustee.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions

In this Agreement the following expressions have the following meanings:

“£” or “Sterling” or “GBP” denotes the lawful currency for the time being of the United Kingdom;

“Clearstream, Luxembourg” means Clearstream Banking S.A.;

“Closing Date” means, subject to Clause 8.2 (Postponed closing), 6 November 2015;

“Common Safekeeper” means an ICSD in its capacity as common safekeeper or a person nominated by the ICSDs to perform the role of common safekeeper;

“Conditions” means the terms and conditions of the Notes as scheduled to the agreed form of the Trust Deed as the same may be modified prior to the Closing Date, and any reference to a numbered “Condition” is to the correspondingly numbered provision thereof;

“Euroclear” means Euroclear Bank S.A./N.V.;

“Event of Default” means one of those circumstances described in Condition 9 (Events of Default);

“FCA” means the United Kingdom Financial Conduct Authority;

“FSMA” means the Financial Services and Markets Act 2000;

“Group” means, at any time, the Issuer together with its Subsidiaries;

“ICSDs” means Clearstream, Luxembourg and Euroclear;

“Issue Documents” means the Trust Deed and the Agency Agreement;

“Issue Price” means 99.581 per cent. of the aggregate principal amount of the Notes;

“Licence” means, in respect of a Licensed Subsidiary, the electricity distribution licence granted or treated as granted under section 6(1)(c) of the Electricity Act 1989 that authorises such Licensed Subsidiary to distribute electricity;

“Licensed Subsidiary” means each of Western Power Distribution (West Midlands) plc, Western Power Distribution (East Midlands) plc, Western Power Distribution (South Wales) plc and Western Power Distribution (South West) plc;

“Loss” means any liability, damages, cost, loss or expense (including, without limitation, legal fees, costs and expenses and any value added tax thereon);

“person” means any individual, company, corporation, firm, partnership, joint venture, association, organisation, state or agency of a state or other entity, whether or not having separate legal personality;

“Preliminary Prospectus” means the preliminary prospectus dated 23 October 2015 prepared in connection with the issue of the Notes;

“Prospectus” means the prospectus dated the date of this Agreement prepared in connection with the issue of the Notes, as the same may be amended or supplemented from time to time provided, however, that for the purposes of Clause 3.3 (Representations repeated) any such amendment or supplement shall be disregarded unless the Joint Lead Managers (on behalf of the Managers) expressly agree otherwise;

“Prospectus Directive” means Directive 2003/71/EC, as amended, (subject as provided in the Schedule);

“Related Party” means, in respect of any person, any affiliate of that person or any officer, director, employee or agent of that person or any such affiliate or any person by whom any of them is controlled (where the terms “affiliate” and “controlled” have the meanings given to them by the Securities Act and the regulations thereunder);

“Restructuring Event” has the meaning given to it in the Conditions;

“Securities Act” means the United States Securities Act of 1933, as amended; and

“Stabilising Manager” means Barclays.

1.2	Clauses and Schedules

Any reference in this Agreement to a Clause, a sub-clause or a Schedule is, unless otherwise stated, to a clause or sub-clause hereof or a schedule hereto.

1.3	Legislation

Any reference in this Agreement to any legislation (whether primary legislation or regulations or other subsidiary legislation made pursuant to primary legislation) shall be construed as a reference to such legislation as the same may have been, or may from time to time be, amended or re-enacted.

1.4	Headings

Headings and sub-headings are for ease of reference only and shall not affect the construction of this Agreement.

1.5	Agreed Form

Any reference herein to a document being in “agreed form” means that the document in question has been agreed between the proposed parties thereto, subject to any amendments that the parties may agree upon prior to the Closing Date.

2.	ISSUE OF THE NOTES

2.1	Undertaking to issue

The Issuer undertakes to the Managers that:

2.1.1	Issue of Notes: subject to and in accordance with the provisions of this Agreement, the Notes will be issued on the Closing Date, in accordance with this Agreement and the Issue Documents; and

2.1.2	Issue documentation: it will, on or before the Closing Date, execute the Issue Documents.

2.2	Undertaking to subscribe

The Managers undertake to the Issuer that, subject to and in accordance with the provisions of this Agreement, they will subscribe for the Notes on the Closing Date at the Issue Price plus (if the Closing Date is postponed in accordance with Clause 8.2 (Postponed closing)) any accrued interest in respect thereof. The obligations of the Managers under this sub-clause are joint and several.

2.3	Stabilisation

In connection with the issue of the Notes, the Stabilising Manager (or persons acting on behalf of the Stabilising Manager) may over allot Notes or effect transactions with a view to supporting the price of the Notes at a level higher than that which might otherwise prevail. However, there is no assurance that the Stabilising Manager (or persons acting on behalf of a Stabilising Manager) will undertake stabilisation action. Any stabilisation action may begin on or after the date on which adequate public disclosure of the terms of the Notes is made and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue date of the Notes and 60 days after the date of the allotment of the Notes. Such stabilisation shall be conducted in accordance with all applicable laws and rules. Any loss or profit sustained as a consequence of any such over-allotment or stabilisation shall be for the account of the Stabilising Manager. The Managers acknowledge that the Issuer has not authorised the creation and issue of Notes in excess of £500,000,000 in aggregate principal amount.

2.4	Fixed price re-offering

Each Manager represents, warrants and agrees that, prior to being notified by Barclays that the Notes are free to trade, it has not offered or sold and will not offer or sell (and has procured and will procure that none of its Subsidiaries or affiliates offers or sells) any Notes at a price less than the offered price set by Barclays.

2.5	Agreement among Managers

The execution of this Agreement on behalf of all parties hereto will constitute acceptance by each Manager of the ICMA Agreement Among Managers Version 1 with respect to the Notes and reference therein to the Lead Manager shall mean the Managers and reference therein to the Settlement Manager shall mean Barclays, and it shall be subject to any amendment notified to such Manager in writing at any time prior to the receipt by Barclays of the document appointing such Manager’s authorised signatory and its execution of this Agreement.

3.	REPRESENTATIONS AND WARRANTIES BY THE ISSUER

3.1	Issuer’s representations

The Issuer represents and warrants to the Managers that:

3.1.1

Incorporation and authorisation: the Issuer and each Licensed Subsidiary is duly incorporated and validly existing under the laws of England with full power and authority to conduct its business as described in the Preliminary Prospectus and the Prospectus and is lawfully qualified to do business in those jurisdictions in which business is conducted by it;

3.1.2

Capacity: the Issuer has full power and capacity to create and issue the Notes, to execute this Agreement and the Issue Documents and to undertake and perform the obligations expressed to be assumed by it herein and therein, and the Issuer has taken all necessary action to approve and authorise the same;

3.1.3

No breach: the creation, issue and sale of the Notes, the execution of this Agreement and the Issue Documents and the undertaking and performance by the Issuer of the obligations expressed to be assumed by it herein and therein and compliance with the terms and obligations herein and therein (in each case by it) will not:

(a)

conflict with, or result in a breach of any of the terms or provisions of, or constitute a default under the documents constituting it or any agreement or instrument to which it is a party or by which it or any of its properties is bound; or

(b)

infringe any existing applicable law, rule, regulation, judgment, order or decree of any government, governmental body or court in the jurisdiction of its incorporation, or so far as the Issuer is aware, any foreign jurisdiction, law or regulation, or any of its properties which is material in the context of the transactions contemplated by this Agreement and the Issue Documents;

3.1.4

Legal, valid, binding and enforceable: this Agreement constitutes and, upon due execution by or on behalf of the Issuer and (in the case of the Temporary Global Note, the Permanent Global Note and any Definitive Notes) due authentication, effectuation and delivery, the Issue Documents, the Temporary Global Note, the Permanent Global Note and any Definitive Notes will, subject to laws of bankruptcy and other laws affecting the rights of creditors generally, constitute legal, valid, binding and enforceable obligations of the Issuer;

3.1.5

Status: the Notes will constitute direct, general and unconditional obligations of the Issuer which (i) rank pari passu and without preference among themselves and (ii) will at all times rank at least pari passu with all other present and future unsecured and unsubordinated obligations of the Issuer, save for such obligations as may be preferred by provisions of law that are both mandatory and of general application;

3.1.6

Approvals: all authorisations, consents and approvals required by the Issuer in connection with the creation, issue and sale of the Notes, the execution of this Agreement and the Issue Documents, the performance by the Issuer of the obligations expressed to be undertaken by it herein and therein and the distribution of the Preliminary Prospectus and the Prospectus in accordance with the provisions set out in the Schedule have been (or will, prior to the Closing Date, be) obtained and are (or will, on the Closing Date, be) in full force and effect;

3.1.7

Taxation: subject as described in the Preliminary Prospectus and the Prospectus, all payments of principal and interest in respect of the Notes and the Coupons, and all payments by the Issuer under this Agreement and the Issue Documents, may be made free and clear of, and without withholding or making any deduction for or on account of, any taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or on behalf of the United Kingdom or any political subdivision or authority thereof or therein having power to tax;

3.1.8

Preliminary Prospectus: the Preliminary Prospectus contained as of its date of issue all information which was (in the context of the issue, offering and sale of the Notes) material; as of such date such information was true and accurate in all material respects and was not misleading in any material respect; any opinions, predictions or intentions expressed in the Preliminary Prospectus were as of such date honestly held or made and were not misleading in any material respect; the Preliminary Prospectus did not omit to state any material fact necessary to make such information, opinions, predictions or intentions (in the context of the issue, offering and sale of Notes) not misleading in any material respect; and all proper enquiries were made to ascertain or verify the foregoing;

3.1.9

Prospectus: the Prospectus contains all information which is (in the context of the issue, offering and sale of the Notes) material; such information is true and accurate in all material respects and is not misleading in any material respect; any opinions, predictions or intentions expressed in the Prospectus are honestly held or made and are not misleading in any material respect; the Prospectus does not omit to state any material fact necessary to make such information, opinions, predictions or intentions (in the context of the issue, offering and sale of the Notes) not misleading in any material respect and all proper enquiries have been made to ascertain or verify the foregoing;

3.1.10

Investor Presentations: the presentation materials used by the Issuer in meetings with prospective investors in the Notes (the “Investor Presentations”) as at their respective dates, when read together with the Preliminary Prospectus and/or the Prospectus, as the case may be, contained all information which is (in the context of the issue of the Notes) material; as of their respective dates, such Investor Presentations and any statements made by the Issuer in the Investor Presentations were true and accurate in all material respects and not misleading; any opinions, predictions or intentions expressed in the Investor Presentations or such statements were, as at the dates thereof, honestly held or made and were not misleading; and all reasonable and proper enquiries were made to ascertain or verify the foregoing;

3.1.11

Financial statements: the Issuer’s consolidated audited financial statements for its financial year ended 31 March 2015 were prepared in accordance with accounting principles generally accepted in the United Kingdom and consistently applied and give (in conjunction with the notes thereto) a true and fair view of the financial condition of the Issuer and its Subsidiaries (taken as a whole) as at the date as of which they were prepared and the result of the operations of the Issuer and its Subsidiaries (taken as a whole) during the periods then ended;

3.1.12

General duty of disclosure: the Prospectus contains all such information with respect to the Issuer and the Notes as is necessary to enable investors to make an informed assessment of the assets and liabilities, financial position, profits and losses and prospects of the Issuer and of the rights attaching to the Notes;

3.1.13

No material litigation: there are no pending actions, suits or proceedings against or affecting the Issuer and/or any member of the Group or any of their respective properties (including any claims against directors in relation to or concerning the business of the Issuer and/or the Group) that it is aware of, which if determined adversely to the Issuer and/or the Group, as the case may be, would individually or in the aggregate have a material adverse effect on the Issuer and/or the Group’s condition (financial or other), prospects, results of operations or general affairs or profitability which is material in the context of the issue of the Notes, or on its ability to perform its obligations under the this Agreement, the Issue Documents or the Notes in any material respect in the context of the issue of the Notes, or that are otherwise material in the context of the issue of the Notes and, so far as it is aware, no such actions, suits or proceedings are threatened or contemplated;

3.1.14

No Material Change: since the date of its last consolidated audited financial statements copies of which have been delivered to each Manager, there has been no adverse change in the prospects of the Issuer and its subsidiaries and no significant change in the financial or trading position of the Issuer and its subsidiaries;

3.1.15

No Event of Default or Restructuring Event: so far as it is aware no event has occurred or circumstance arisen that might (whether or not with the passage of time and/or giving of notice and/or fulfilment of any other requirement) constitute a Restructuring Event or an Event of Default;

3.1.16	Sanctions and anti-corruption:

(a)

Sanctions: none of the Issuer or any member of the Group nor, to the best knowledge of the Issuer, any director, officer, agent, employee or other person acting on behalf of the Issuer or any member of the Group is currently a target of any financial or economic sanctions or trade embargoes administered or enforced by the Office of Foreign Assets Control of the US Department of Treasury (OFAC), the U.S. Departments of State or Commerce or any other US, EU, United Nations or UK economic sanctions (“Sanctions”);

(b)

Anti-corruption: neither the Issuer nor, to the best of the knowledge of the Issuer, any director, officer, agent, employee, affiliate of or person acting on behalf of the Issuer or any member of the Group has engaged in any activity or conduct which would violate the U.S. Foreign Corrupt Practices Act of 1997 and the U.K. Bribery Act of 2010, each as amended and the rules and regulations thereunder;

(c)	Anti-money laundering: its operations are and have been at all times conducted in compliance with applicable financial recordkeeping and reporting requirements of the Money Laundering Laws (as defined below) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving it with respect to the Money Laundering Laws is pending or, to the best of its knowledge, threatened, where “Money Laundering Laws” means the United States Currency and Foreign Transactions Reporting ACT of 1970, the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency; and

(d)	the Issuer has instituted and maintains policies and procedures designed to prevent money laundering, bribery and corruption by the Group and by persons associated with the Group.

3.1.17

Additional Consents: all consents, licences, authorisations and approvals (including any such as it considers may be required pursuant to any Licence), necessary for the conduct of the Group’s business substantially as conducted at the date hereof, which if not obtained or complied with or which if revoked or terminated, would have an adverse change on its condition (financial or other) or the Group’s general affairs that is, in each case, material in the context of the issue of the Notes, have been or will be obtained prior to the Issue Date and, so far as it is aware, will not be revoked or otherwise terminated (unless to be replaced with an analogous consent, licence, authorisation and approval);

3.1.18

No SUSMI: it is a foreign issuer and there is no substantial U.S. market interest (as defined in Rule 902(j)(2) and (3) of Regulation S under the Securities Act) with respect to the Issuer’s debt securities;

3.1.19

Directed Selling Efforts: neither it, nor, so far as it is aware, any of its affiliates, nor any persons acting on its or their behalf have engaged or will engage in any directed selling efforts (as defined in Regulation S under the Securities Act) with respect to the Notes; and

3.1.20

Stabilisation: neither it nor, so far as it is aware, any of its affiliates (as defined in Rule 501(b) of Regulation D under the Securities Act), nor any person acting on its behalf has taken or will take, directly or indirectly, any action designed to cause or to result in, or that has constituted or which might reasonably be expected to cause or result in, the stabilisation in violation of applicable laws or manipulation of the price of any security to facilitate the sale or resale of Notes.

3.2	Change in matters represented

The Issuer shall forthwith notify the Managers of anything which at any time prior to the later of completion (in the view of the Managers) of the offer of the Notes and admission of the Notes to trading on the Regulated Market of the London Stock Exchange has or may have rendered, or will or may render, untrue or incorrect in any respect any representation and warranty by the Issuer in this Agreement as if it had been made or given at such time with reference to the facts and circumstances then subsisting.

3.3	Representations repeated

The representations and warranties in Clause 3.1 (Issuer’s representations) shall be deemed to be repeated (with reference to the facts and circumstances then subsisting) on each date falling on or before the Closing Date.

4.	UNDERTAKINGS BY THE ISSUER

4.1	Publication and delivery of Prospectus

The Issuer shall procure that the Prospectus is made available to the public in accordance with the requirements of the Prospectus Directive and relevant implementing measures in the United Kingdom. In addition the Issuer shall deliver to the Managers, without charge, on the date of this Agreement and hereafter from time to time as requested as many copies of the Prospectus as the Managers may reasonably request.

4.2	Supplements

Without prejudice to its obligations under applicable law, the Issuer shall at the request of the Managers at any time prior to the later of completion (in the view of the Managers) of the offer of the Notes and admission of the Notes to trading on the Regulated Market of the London Stock Exchange amend or supplement the Prospectus to the satisfaction of the Managers. The Issuer shall procure that any such amended Prospectus or supplementary Prospectus is made available to the public in accordance with the requirements of the Prospectus Directive and relevant implementing measures in the United Kingdom. In addition the Issuer shall deliver, without charge, to the Managers from time to time as many copies of the relevant amended Prospectus or supplementary Prospectus as the Managers may reasonably request.

4.3	No announcements

From the date of this Agreement to (and including) the Closing Date, the Issuer shall not, without the prior written consent of the Joint Lead Managers (on behalf of the Managers) (such consent not to be unreasonably withheld or delayed), make:

4.3.1

any public announcement which might reasonably be expected to have a material adverse effect on the marketability of the Notes, other than any announcement required by law or by any relevant regulatory or similar body or stock exchange; or

4.3.2	any communication which might reasonably be expected to prejudice the ability of any Manager lawfully to offer or sell the Notes in accordance with the provisions set out in the Schedule hereto.

4.4	No competing issues

The Issuer agrees that, during the period commencing on the date of this Agreement and ending on the date which is 30 calendar days after the Closing Date, neither the Issuer nor any of its Subsidiaries nor any other person on their behalf, will, without the prior written consent of the Managers, issue, place, offer, sell, contract to sell or otherwise dispose of any other notes, bonds or other debt securities in any financial market.

4.5	Delivery of Notes

The Issuer shall make arrangements reasonably satisfactory to the Managers to procure that the Temporary Global Note shall be exchanged for a Permanent Global Note or for Definitive Notes, that the Permanent Global Note shall be exchanged for Definitive Notes, in each case in accordance with the Agency Agreement and the relevant Note.

4.6	Listing and Trading

The Issuer shall use all reasonable endeavours to procure that the Notes are admitted to listing on the Official List of the FCA and to trading on the Regulated Market of the London Stock Exchange, and to maintain such admission/listing until none of the Notes is outstanding; provided, however, that, if it is impracticable or unduly burdensome to maintain such admission/listing, the Issuer shall use all reasonable endeavours to procure and maintain as aforesaid the admission to listing, trading and/or quotation for the Notes by such other competent authorities, stock exchanges and/or quotation systems as it may (with the approval of the Managers and the Trustee) decide and further, the Issuer shall be responsible for any fees incurred in connection therewith.

4.7	No fiduciary duty

The Issuer:

4.7.1

acknowledges and agrees that no fiduciary or agency relationship between the Issuer and any Manager has been created in respect of any issue of Notes, irrespective of whether any Manager has advised or is advising the Issuer on other matters; and

4.7.2	hereby waives any claims that it may have against any Manager with respect to any breach of fiduciary duty in connection with any issue of Notes.

4.8	Stabilisation

In relation to the Notes, the Issuer authorises the Stabilising Manager to make adequate public disclosure of the information required by Commission Regulation (EC) 2273/2003.

4.9	Proceeds

4.9.1

The Issuer will ensure that the proceeds raised in connection with the issue of the Notes will not (to the extent that it, having made reasonable inquiries, is able to link the application of the proceeds of the Notes to the relevant activities) directly or indirectly be lent, contributed or otherwise made available (in a manner which results in a violation of any Sanctions) to any person or entity (whether or not related to the Issuer) for the purpose of financing the activities of any person, entity or vessel currently the subject of Sanctions or located, organised or resident in any country or territory that is the subject of Sanctions or in any other manner that will result in a violation by any person (including any Manager) of Sanctions;

4.9.2

it will ensure that the proceeds raised in connection with the issue of the Notes will not (to the extent that it, having made reasonable inquiries, is able to link the application of the proceeds of the Notes to the relevant activities) directly or indirectly be lent, contributed or otherwise made available in any manner that would result in a violation of the Foreign Corrupt Practices Act of 1977 or the UK Bribery Act 2010; and

4.9.3	it will use the net proceeds for the issuance of the Notes in the manner described in the Prospectus under “Use of Proceeds”.

4.10	Notification of Event of Default or Restructuring Event

It shall notify each of the Managers and the Trustee promptly upon it becoming aware of the occurrence of an Event of Default or a Restructuring Event.

5.	SELLING RESTRICTIONS

Each of the parties to this Agreement represents, warrants and undertakes as set out in the Schedule.

6.	INDEMNIFICATION

The Issuer undertakes to each Manager that if that Manager or any of that Manager’s Related Parties incurs any Loss arising out of, in connection with or based on:

6.1.1

Misrepresentation: any inaccuracy or alleged inaccuracy of any representation and warranty by the Issuer in this Agreement (on the date of this Agreement or on any date when it is deemed to be repeated); or

6.1.2	Breach: any breach or alleged breach by the Issuer of any of its undertakings in this Agreement; or

6.1.3	Prospectus: any untrue or misleading (or allegedly untrue or misleading) statement in, or any omission (or alleged omission) from, the Preliminary Prospectus or the Prospectus,

the Issuer shall pay to that Manager on demand an amount equal to such Loss. No Manager shall have any duty or other obligation, whether as fiduciary or trustee for any of its Related Parties or otherwise, to recover any such payment or to account to any other person for any amounts paid to it under this Clause.

7.	FEES AND EXPENSES

7.1	Combined management and underwriting commission

The Issuer shall, on the Closing Date, pay to Barclays for the account of the Managers a combined management and underwriting commission of 0.485 per cent. of the aggregate principal amount of the Notes. Such commission shall be deducted from the Issue Price.

7.2	Issuer’s costs and expenses

The Issuer is responsible for paying:

7.2.1

Professional advisers: the fees and expenses of the legal, accountancy and other professional advisers instructed by the Issuer (including, for the avoidance of doubt, the fees and expenses of the Managers’ legal advisers) in connection with the creation and issue of the Notes and the preparation of the Preliminary Prospectus and the Prospectus;

7.2.2	Legal documentation: the costs incurred in connection with the preparation and execution of this Agreement and the Issue Documents and any other document connected with the Notes;

7.2.3	Printing: the cost of setting, proofing, printing and delivering the Preliminary Prospectus, the Prospectus, the Temporary Global Note, the Permanent Global Note and any Definitive Notes;

7.2.4	Trustee and Agents: the fees and expenses of the other parties to the Issue Documents (other than, for the avoidance of doubt, any tax on such parties’ net income, profit or gains);

7.2.5	Advertising: the cost of any advertising agreed between the Issuer and the Managers;

7.2.6

Listing and trading: the costs incurred in connection with the application for the Notes to be admitted to the Official List of the FCA and admitted to trading on the Regulated Market of the London Stock Exchange;

7.2.7	Ratings: the cost of obtaining any credit rating for the Notes.

If any of the Managers incurs any of such fees, costs and expenses on behalf of the Issuer, the Issuer shall on demand reimburse that Manager for the same. Any amount due to a Manager under this sub-clause may be deducted from the Issue Price.

7.3	Management expenses

In addition, the Issuer shall reimburse each Manager on demand for all legal fees and expenses and any travelling, communication, courier, postage and other out-of-pocket expenses incurred by it in connection with the management of the issue of the Notes. Any amount due to a Manager under this sub-clause may be deducted from the Issue Price.

7.4	Taxes

All payments by and on behalf of the Issuer in respect of the obligations of the Issuer under this Agreement shall be made free and clear of, and without withholding or deduction for or on account of, any taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or on behalf of within the United Kingdom or any political subdivision or any authority thereof or therein having power to tax, unless such withholding or deduction is required by law. In that event, the Issuer shall pay such additional amounts as will result in the receipt by the relevant Manager of such amounts as would have been received by it if no such withholding or deduction had been required.

7.5	Stamp duties

The Issuer shall pay all stamp, registration and other taxes and duties (including any interest and penalties thereon or in connection therewith) which may be payable upon or in connection with the creation and issue of the Notes and the execution of this Agreement and the Issue Documents, and the Issuer shall indemnify each Manager against any claim, demand, action, liability, damages, cost, loss or expense (including, without limitation, legal fees) which it may incur as a result or arising out of or in relation to any failure to pay or delay in paying any of the same.

8.	CLOSING

8.1	Closing

Subject to Clause 8.3 (Conditions precedent), the closing of the issue shall take place on the Closing Date, whereupon:

8.1.1

Delivery of Temporary Global Note: the Issuer shall deliver the Temporary Global Note, duly executed on behalf of the Issuer and authenticated in accordance with the Issue Documents, to a Common Safekeeper designated for the purpose by Euroclear and Clearstream, Luxembourg for credit on the Issue Date to the account of Euroclear and Clearstream, Luxembourg with such Common Safekeeper; and

8.1.2

Payment of net issue proceeds: against such delivery, the Managers shall procure the payment of the net proceeds of the issue of the Notes (namely the Issue Price plus (if the Closing Date is postponed in accordance with Clause 8.2 (Postponed closing)) accrued interest less the fees and expenses that are to be deducted pursuant to Clause 7 (Fees and Expenses)) to the Issuer by credit transfer in Sterling for immediate value to such account as the Issuer has designated to the Managers.

8.2	Postponed closing

The Issuer and the Joint Lead Managers (on behalf of the Managers) may agree to postpone the Closing Date to another date not later than 20 November 2015, whereupon all references herein to the Closing Date shall be construed as being to that later date.

8.3	Conditions precedent

The Managers shall only be under obligation to subscribe and pay for the Notes if:

8.3.1	Closing documents: the Managers receive on (or, in the case of the evidence referred to in sub-paragraph (d), on or before) the Closing Date:

(a)	Legal opinions: legal opinions dated the Closing Date and addressed to the Managers, the Trustee and the Principal Paying Agent from Allen & Overy LLP in a form acceptable to the Managers;

(b)

Internal Authorisations of the Issuer: certified copies of constitutive documents of the Issuer and internal authorisations of the Issuer authorising the issue of the Notes, the execution of this Agreement and the Issue Documents and the performance of the Issuer’s obligations thereunder and the appointment of the persons named in sub-clause 8.3.1(d) below (Certificate of Incumbency);

(c)	Closing certificate: a closing certificate dated the Closing Date, addressed to the Managers and, signed by duly authorised signatory on behalf of the Issuer in a form acceptable to the Managers;

(d)	Certificate of Incumbency: certificates from the Issuer certifying the names, titles and specimen signatures of the persons authorised on behalf of the Issuer, as the case may be:

(i)	to execute this Agreement and the Issue Documents or the Notes (as appropriate);

(ii)	to authorise the issue of the Notes and sign or give or deliver all notices and other documents to be delivered in connection with this Agreement and the Issue Documents; and

(iii)	to take any other action in relation to this Agreement and the Issue Documents;

(e)	Comfort letters: comfort letters dated the date of this Agreement and the Closing Date and addressed to the Managers from Ernst & Young LLP; in a form acceptable to the Managers;

(f)	Rating: confirmation from Moody’s Investors Service Limited, Standard & Poor’s Credit Market Services Europe Limited and Fitch Ratings Limited that they have assigned a rating to the Notes;

(g)	Issuer – ICSDs Agreement: a duly executed or conformed copy of the agreement between the Issuer and the ICSDs with respect to the settlement in the ICSDs of Notes in New Global Note form;

(h)

Effectuation Authorisation: a duly executed or conformed copy of the authorisation from the Issuer to the relevant ICSD acting as Common Safekeeper to effectuate the Temporary Global Note and the Permanent Global Note; and

(i)

Common Safekeeper Election Form: a duly executed or conformed copy of the election form pursuant to which the Fiscal Agent has elected an ICSD as Common Safekeeper in accordance with Clause 4.5 (Election of Common Safekeeper) of the Agency Agreement;

8.3.2	Issue documentation: the Issue Documents are executed on or before the Closing Date by or on behalf of all parties thereto;

8.3.3

No material adverse change: there has, since the date of this Agreement, been no adverse change, or any development reasonably likely to involve an adverse change, in the condition (financial or otherwise) of the Issuer or any of its Subsidiaries that is material in the context of the issue of the Notes;

8.3.4

Accuracy of representations: the representations and warranties by the Issuer in this Agreement are true and correct on the date of this Agreement and on each date on which they are deemed to be repeated and would be true and correct if they were repeated on the Closing Date with reference to the facts and circumstances then subsisting;

8.3.5

Listing and trading: the Managers receive confirmation on or before the Closing Date that the Notes have, subject only to the execution, authentication and delivery of the Temporary Global Note, been admitted to the Official List of the FCA and admitted to trading on the Regulated Market of the London Stock Exchange provided, however, that the Joint Lead Managers (on behalf of the Managers) may, at their discretion, waive satisfaction of any of the conditions specified in this Clause 8.3.

9.	TERMINATION

9.1	Managers’ right to terminate

The Managers may give a termination notice to the Issuer at any time prior to the payment of the net proceeds of the issue of the Notes to the Issuer on the Closing Date if:

9.1.1

Inaccuracy of representation: any representation and warranty by the Issuer in this Agreement is or proves to be untrue or incorrect on the date of this Agreement or on any date on which it is deemed to be repeated;

9.1.2	Breach of obligation: the Issuer fails to perform any of its obligations under this Agreement;

9.1.3	Failure of condition precedent: any of the conditions in Clause 8.3 (Conditions precedent) is not satisfied or waived by the Joint Lead Managers (on behalf of the Managers) on the Closing Date; or

9.1.4

Force majeure: since the date of this Agreement there has been, in the opinion of the Managers, such a change in national or international financial, political or economic conditions or currency exchange rates or exchange controls as would in its view be likely to prejudice materially the success of the offering and distribution of the Notes or dealings in the Notes in the secondary market.

9.2	Consequences

Upon the giving of a termination notice under Clause 9.1 (Managers’ right to terminate) and subject to Clause 9.3 (Saving):

9.2.1

Discharge of Issuer: the Issuer shall be discharged from performance of its obligations under Clauses 2.1 (Undertaking to issue), 7.1 (Combined management and underwriting commission) and sub-clause 8.1.1 (Delivery of Temporary Global Note); and

9.2.2

Discharge of Managers: the Managers shall be discharged from performance of their respective obligations under Clause 2.2 (Undertaking to subscribe) and sub-clause 8.1.2 (Payment of net issue proceeds).

9.3	Saving

A discharge pursuant to Clause 9.2 (Consequences) shall not affect the other obligations of the parties to this Agreement and shall be without prejudice to accrued liabilities.

10.	SURVIVAL

The provisions of this Agreement shall continue in full force and effect notwithstanding the completion of the arrangements set out herein for the issue of the Notes and regardless of any investigation by any party to this Agreement.

11.	TIME

Any date or period specified herein may be postponed or extended by mutual agreement among the parties but, as regards any date or period originally fixed or so postponed or extended, time shall be of the essence.

12.	NOTICES

12.1	Addresses for notices

All notices and other communications hereunder shall be made in writing and in English (by letter or fax) and shall be sent as follows:

12.1.1	Issuer: if to the Issuer, to it at:

Western Power Distribution PLC
Avonbank
Feeder Road
Bristol BS2 0TB

Tel: + 44 (0)1179 332000
Fax: + 44 (0)1179 332001
Attention: Company Secretary

12.1.2	Managers: if to the Managers, to them at:

Barclays Bank PLC
5 The North Colonnade
London E14 4BB
United Kingdom

Tel: +44 (0) 20 7773 9090
Fax: +44 (0) 20 7516 7548
Attention: Debt Syndicate

12.2	Effectiveness

Every notice or other communication sent in accordance with Clause 12.1 (Addresses for notices) shall be effective upon receipt by the addressee; provided, however, that any such notice or other communication that is received (or deemed to take effect in accordance with the foregoing) outside business hours or on a non-business day in the place of receipt shall be deemed to take effect at the opening of business on the next following business day in such place. Any communication delivered to any party under this Agreement which is to be sent by fax or electronic communication will be written legal evidence. Each communication from the Issuer may only be revoked if the relevant Manager has not acted on it.

13.	ASSIGNMENT

13.1	By the Issuer

The Issuer may not assign or transfer its rights or obligations under this Agreement without the prior written consent of the Managers and any purported assignment or transfer without such consent shall be void.

13.2	By the Managers

No Manager may assign its rights or transfer its obligations under this Agreement, in whole or in part, without the prior written consent of the Issuer and any purported assignment or transfer without such consent shall be void, except for an assignment and transfer of all of such Manager’s rights and obligations hereunder in whatever form such Manager determines may be appropriate to a partnership, corporation, trust or other organisation in whatever form that may succeed to, or to which the Manager transfers, all or substantially all of such Manager’s assets and business and that assumes such obligations by contract, operation of law or otherwise. Upon any such transfer and assumption of obligations, such Manager shall be relieved of and fully discharged from all obligations under this Agreement, whether such obligations arose before or after such transfer and assumption.

14.	LAW AND JURISDICTION

14.1	Governing law

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

14.2	English courts

The courts of England have exclusive jurisdiction to settle any dispute (a “Dispute”), arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) or the consequences of its nullity.

14.3	Appropriate forum

The Issuer agrees that the courts of England are the most appropriate and convenient courts to settle any Dispute and, accordingly, that it will not argue to the contrary.

14.4	Rights of the Managers to take proceedings outside England

Notwithstanding Clause 14.2 (English courts), the Managers may take proceedings relating to a Dispute (“Proceedings”) in any other courts with jurisdiction. To the extent allowed by law, the Managers may take concurrent Proceedings in any number of jurisdictions.

15.	RIGHTS OF THIRD PARTIES

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement except and to the extent (if any) that this Agreement expressly provides for such Act to apply to any of its terms.

16.	COUNTERPARTS

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when so executed shall constitute one and the same binding agreement between the parties.

AS WITNESS the hands of the duly authorised representatives of the parties to this Agreement the day and year first before written.

SCHEDULE

Selling Restrictions

1.	GENERAL

Each Manager undertakes to the Issuer that it will comply with all applicable laws and regulations in each country or jurisdiction in which it purchases, offers, sells or delivers Notes or has in its possession or distributes the Prospectus or any related offering material, in all cases at its own expense.

2.	UNITED STATES

2.1	No registration under Securities Act

The Notes have not been and will not be registered under the Securities Act and may not be offered or sold within the United States or to, or for the benefit of, U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

2.2	Compliance by Issuer with United States securities laws

The Issuer represents, warrants and undertakes to each of the Managers that neither it nor any of its respective affiliates (including any person acting on behalf of the Issuer or any of its affiliates) has offered or sold, or will offer or sell, any Notes in any circumstances which would require the registration of any of the Notes under the Securities Act or the qualification of the Trust Deed as an indenture under the United States Trust Indenture Act of 1939 and, in particular, that:

2.2.1

No directed selling efforts: neither the Issuer nor any of its affiliates nor any person acting on its or their behalf has engaged or will engage in any directed selling efforts with respect to the Notes; and

2.2.2	No SUSMI: the Issuer reasonably believes that there is no substantial U.S. market interest in its debt securities.

2.3	Managers’ compliance with United States securities laws

Each Manager represents, warrants and undertakes to the Issuer that it has not offered or sold, and will not offer or sell, any Notes constituting part of its allotment within the United States except in accordance with Rule 903 of Regulation S under the Securities Act and, accordingly, that neither it nor any of its affiliates (including any person acting on behalf of such Manager or any of its affiliates) has engaged or will engage in any directed selling efforts with respect to the Notes.

2.4	Managers’ compliance with United States Treasury regulations

Each Manager represents, warrants and undertakes to the Issuer that:

2.4.1	Restrictions on offers etc: except to the extent permitted under United States Treasury Regulation §1.163-5(c)(2)(i)(D) (the “D Rules”):

(a)

No offers etc to United States or United States persons: it has not offered or sold, and during the restricted period will not offer or sell, any Notes to a person who is within the United States or its possessions or to a United States person; and

(b)	No delivery of definitive Notes in United States: it has not delivered and will not deliver in definitive form within the United States or its possessions any Notes sold during the restricted period;

2.4.2

Internal procedures: it has, and throughout the restricted period will have, in effect procedures reasonably designed to ensure that its employees or agents who are directly engaged in selling Notes are aware that the Notes may not be offered or sold during the restricted period to a person who is within the United States or its possessions or to a United States person, except as permitted by the D Rules; and

2.4.3

Additional provision if United States person: if it is a United States person, it is acquiring the Notes for the purposes of resale in connection with their original issuance and, if it retains Notes for its own account, it will only do so in accordance with the requirements of United States Treasury Regulation §1.163-5(c)(2)(i)(D)(6),

and, with respect to each affiliate of such Manager that acquires Notes from such Manager for the purpose of offering or selling such Notes during the restricted period, such Manager undertakes to the Issuer that it will obtain from such affiliate for the benefit of the Issuer the representations, warranties and undertakings contained in sub-clauses 2.4.1, 2.4.2 and 2.4.3.

2.5	Interpretation

Terms used in clauses 2.2 and 2.3 above have the meanings given to them by Regulation S under the Securities Act. Terms used in clause 2.4 above have the meanings given to them by the United States Internal Revenue Code and regulations thereunder, including the D Rules.

3.	UNITED KINGDOM

Each Manager represents, warrants and undertakes to the Issuer and each other Manager that:

3.1

Financial promotion: it has only communicated or caused to be communicated, and will only communicate or cause to be communicated, any invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) received by it in connection with the issue or sale of any Notes in circumstances in which section 21(1) of the FSMA does not apply to the Issuer; and

3.2

General compliance: it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

SIGNATURES

The Issuer

WESTERN POWER DISTRIBUTION PLC

By:

The Managers

BARCLAYS BANK PLC

By:

BANCO SANTANDER, S.A

HSBC BANK PLC

LLOYDS BANK PLC

MITSUBISHI UFJ SECURITIES INTERNATIONAL PLC

MIZUHO INTERNATIONAL PLC

RBC EUROPE LIMITED

THE ROYAL BANK OF SCOTLAND PLC

By:

(under power of attorney)

SIGNATURES

The Issuer

WESTERN POWER DISTRIBUTION PLC

By:

The Managers

BARCLAYS BANK PLC

By:

BANCO SANTANDER, S.A

HSBC BANK PLC

LLOYDS BANK PLC

MITSUBISHI UFJ SECURITIES INTERNATIONAL PLC

MIZUHO INTERNATIONAL PLC

RBC EUROPE LIMITED

THE ROYAL BANK OF SCOTLAND PLC

By:

(under power of attorney)